CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated September 15, 2010 with respect to the audited financial statements of Zenitech Corporation for the year ended December 31, 2009.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP

www.malone−bailey.com
Houston, Texas

September 15, 2010